Filed Pursuant to Rule 433

Registration Statement No. 333-182918

July 30, 2012

FINAL TERM SHEET

July 30, 2012

2.350% Senior Notes due 2022

Issuer:	The Estée Lauder Companies Inc.

Security:	2.350% Senior Notes due 2022

Size:	$250,000,000

Maturity Date:	August 15, 2022

Coupon:	2.350%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2013

Price to Public:	99.911%

Benchmark Treasury:	1.750% due May 15, 2022

Benchmark Treasury Yield:	1.510%

Spread to Benchmark Treasury:	+ 85 bps

Yield:	2.360%

Make-Whole Call:	T + 15 bps

Expected Settlement Date:	August 2, 2012

CUSIP / ISIN:	29736R AE0 / US29736RAE09

Anticipated Ratings:	A2 (stable) by Moody’s Investors Service, Inc. A (stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Goldman, Sachs & Co.

3.700% Senior Notes due 2042

Issuer:	The Estée Lauder Companies Inc.

Security:	3.700% Senior Notes due 2042

Size:	$250,000,000

Maturity Date:	August 15, 2042

Coupon:	3.700%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2013

Price to Public:	99.567%

Benchmark Treasury:	3.125% due February 15, 2042

Benchmark Treasury Yield:	2.574%

Spread to Benchmark Treasury:	+ 115 bps

Yield:	3.724%

Make-Whole Call:	T + 20 bps

Expected Settlement Date:	August 2, 2012

CUSIP / ISIN:	29736R AF7 / US29736RAF73

Anticipated Ratings:	A2 (stable) by Moody’s Investors Service, Inc. A (stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Goldman, Sachs & Co.

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Estée Lauder Companies Inc. has filed a registration statement (including a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, The Estée Lauder Companies Inc. any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

This final term sheet supplements, and should be read in conjunction with, The Estée Lauder Companies Inc. preliminary prospectus supplement dated July 30, 2012 and accompanying prospectus dated July 30, 2012 and the documents incorporated by reference therein.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.